Exhibit 10.1
LOAN AGREEMENT
     THIS LOAN AGREEMENT (this “Agreement”) is entered into as of July 17, 2009, by and between ASSURANCEAMERICA CORPORATION, a Nevada corporation (the “Borrower”), and WACHOVIA BANK, NATIONAL ASSOCIATION (“Lender”).
RECITALS:
     Borrower has requested that Lender extend a $1,500,000.00 revolving line of credit to Borrower and Lender has agreed to provide such Loan Facility to Borrower on the terms and conditions contained herein.
     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and Borrower hereby agree as follows:
ARTICLE I
CREDIT TERMS
     SECTION 1.1. THE LOAN FACILITY.
     (i) Subject to the terms and conditions of this Agreement, including, without limitation, the Post-Closing Funding Conditions (defined in Section 2.1(e) below), Lender hereby agrees to make advances to Borrower under a revolving loan facility from time to time from the date of this Agreement (the “Closing Date”) through July 16, 2010, (the “Maturity Date”), in the aggregate principal amount not exceeding ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 U.S. DOLLARS ($1,500,000.00) (the “Revolving Loan Facility”; the Revolving Loan Facility, along with all other financial accommodations provided by the Lender to the Borrower under the terms of this Agreement from time to time, the “Loan Facility”). The proceeds of the Loan Facility shall be used as follows: (i) advances to fund Permitted Acquisitions (defined on Schedule 1.1 attached hereto) and (ii) otherwise solely for Borrower’s working capital needs in the ordinary course of business and general corporate needs in the ordinary course of business from time to time. The principal amount of the Loan Facility outstanding at any time shall be evidenced by a revolving loan note issued by Borrower payable to the order of Lender dated as of even date herewith (as amended or otherwise modified from time to time, “Note”). Borrower may borrow, prepay and reborrow advances under the Loan Facility at any time through but not including the Maturity Date.
     (ii) Interest shall accrue on the unpaid principal balance of each advance under the Loan Facility from the date of such advance at the Interest Rate (defined below).
     “Interest Rate” means LIBOR (defined below) plus the Margin (defined below).
     “LIBOR” means for any day of determination, the rate for 90 day U.S. dollar deposits as reported on Reuters Screen LIBOR01 Page (or any successor page) as of 11:00 a.m., London time, on such day, or if such day is not a London business day, then the immediately preceding London business day (or if not so reported, then as determined by Lender from another recognized source or interbank quotation). LIBOR will be adjusted by Lender on the first (1st) day of every month (the “Adjustment Date”) and remain fixed until the next Adjustment Date. If the Adjustment Date in any particular month would otherwise fall on a day that is not a business day on which Lender is open for business (a “Business Day”), then, the Adjustment Date for that particular month will be the first Business Day immediately following thereafter.

     “Margin” means 3.00% per annum.
     (iii) Interest shall be due and payable monthly, in arrears, commencing on September 1, 2009, and continuing on the same day of each and every month thereafter until the Loan Facility is paid in full.
     (iv) Unless sooner paid, the entire outstanding principal balance of the Loan Facility, all accrued but unpaid interest thereon and all accrued but unpaid fees payable under Section 1.5 hereof, shall be due and payable in full on the Maturity Date.
     (v) Borrower may terminate the Loan Facility in its entirety effective 30 days after giving Lender written notice as required by this Agreement, which notice shall be irrevocable when sent. On the effective date of such notice to Lender, Borrower shall pay the entire outstanding principal balance thereof, all accrued but unpaid interest of the Loan Facility and all accrued but unpaid fees payable under Section 1.5 hereof.
     SECTION 1.2. ADVANCES AND PAYMENT MECHANICS.
     (a) Advances under the Loan Facility to Borrower will be evidenced by the Note. Advances made on the Closing Date shall be advanced in accordance with the terms of a pay proceeds letter satisfactory to Lender in form and substance in all respects (the “Pay Proceeds Letter”). Advances under the Loan Facility made after the Closing Date shall be made by Borrower’s written request therefore, provided, however, Lender, in its sole discretion, is hereby authorized to make advances under the Loan Facility upon telephonic communication of the borrowing request from any person representing himself or herself to be a duly authorized officer or a representative of Borrower or any other method approved by Lender in addition to a written request. If requested by Lender, each such telephonic request for borrowing shall be confirmed by Borrower in a writing delivered to Lender no later than five (5) days thereafter; provided, however, that the absence of such written confirmation shall in no way diminish Borrower’s liability to repay each such advance. Unless otherwise provided in the Pay Proceeds Letter or any borrowing request hereunder, Borrower authorizes and directs Lender that any advance hereunder may be made by means of a credit to account no. WBCS 2000032589966 with Lender.
     (b) All payments due under this Agreement, the Note and the other Loan Documents (defined below) shall be payable at the office of the Lender located under its signature to this Agreement, or such other place as Lender may direct in writing in accordance with the notice procedure set forth in Section 7.2 hereof. Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due and payable on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day.
     (c) Interest hereunder shall be computed on the basis of a 360-day year for the actual number of days in the applicable period (“Actual/360 Computation”). The Actual/360 Computation determines the annual effective yield by taking the stated (nominal) rate for a year’s period and then dividing said rate by 360 to determine the daily periodic rate to be applied for each day in the applicable period. Application of the Actual/360 Computation produces an annualized effective interest rate exceeding the nominal rate. If at any time the effective interest rate of the Loan Facility would, but for this paragraph, exceed the maximum lawful rate, the effective interest rate under the Loan Facility shall be the maximum lawful rate, and any amount received by Lender in excess of such rate shall be applied to principal and then to fees and expenses, or, if no such amounts are owing, returned to Borrower.
     (d) If an Event of Default (defined in Section 6.1 below) occurs and as long as such Event of Default continues, all outstanding principal, interest and all other amounts and obligations owed under the Loan Facility shall bear interest at a rate per annum which is 3.00% higher than the then current Interest

Rate (“Default Rate”). The Default Rate shall also apply from acceleration until the all such amounts and obligations or any judgment thereon is paid in full.
     SECTION 1.3. COLLATERAL; OBLIGATIONS. The following constitutes collateral security for all Obligations (defined below) owed by Borrower to Lender (collectively, the “Collateral”): a first priority security interest in, and lien against, all stock or other equity interests Borrower and Trustway Insurance Agencies, LLC (“Trustway”) holds or may obtain in and to its existing and future subsidiaries (other than (i) the Immaterial Subsidiaries, (ii) AssuranceAmerica Insurance Company (“AAIC”) and (iii) AssuranceAmerica Capital Trust I (“AACT”)) as set forth in the Pledge Agreement (defined below), and all other collateral security granted in favor of Lender under the terms of the Pledge Agreement or other security instruments from time to time, subject solely to liens expressly permitted by the terms of the Loan Documents (including Section 5.3 hereof). Borrower shall reimburse Lender immediately upon demand for all reasonable and actual costs and expenses incurred by Lender in connection with the maintenance of any of the Collateral, including without limitation, incurred by Lender in connection with the filing and recording fees, recordation and intangibles taxes, costs of appraisals, title insurance and field exams relating to the Collateral or, during the occurrence and continuance of an Event of Default, the maintenance of the Collateral. The security interest in and liens against the Collateral created by the Loan Documents shall terminate when all of the Obligations have been paid in full (other than Cash Management Obligations that continue after the termination of the Loan Facility) and all of Lender’s commitments to make advances under the Loan Facility are terminated.
     “Obligations” means all of the following owed by Borrower to Lender and its affiliates from time to time: (i) all principal owed by Borrower with respect to the Loan Facility from time to time, (ii) all accrued and unpaid interest on such principal owed by Borrower with respect to the Loan Facility from time to time, (iii) all fees and other obligations owed by Borrower under this Agreement, the Note and the other Loan Documents from time to time, (iv) all obligations of Borrower to Lender or any of its affiliates from time to time under any swap agreements (as defined in 11 U.S.C. § 101, as in effect from time to time) relating to the Loan Facility and (v) all Cash Management Obligations. “Cash Management Obligations” means all ACH obligations, cash management and other treasury obligations and credit card obligations owed by Borrower to Lender from time to time.
     SECTION 1.4. PATRIOT ACT NOTICE. To help fight the funding of terrorism and money laundering activities, applicable Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity who opens an account. For purposes of this section, account shall be understood to include loan accounts.
     SECTION 1.5. FEES.
     (a) All fees payable to the Lender under this Agreement shall be (i) unless earned sooner in accordance with the terms of this Agreement, fully earned upon payment thereof and (ii) non-refundable upon payment thereof.
     (b) Borrower shall pay to Lender a non-refundable, fully earned origination fee in the amount of $5,625.00 payable on the Closing Date.
     (c) Borrower shall pay to Lender an unused line fee with respect to the Revolving Loan Facility for each day equal to the product of (i) 25 basis points per annum multiplied by (ii) the difference between (A) the amount of the Revolving Loan Facility then effect and (B) the aggregate outstanding amount of the advances outstanding under the Revolving Loan Facility on such day, payable quarterly in arrears on the first day of each fiscal quarter with respect to the immediately preceding fiscal quarter.

     SECTION 1.6. RESERVED.
     SECTION 1.7. MANDATORY PREPAYMENTS.
     (a) Prepayments from Issuance of Debt and Equity. Without limiting Lender’s rights under any other provision of this Agreement that may prohibit such actions or provide for an Event of Default as a result thereof, immediately upon the receipt by Borrower of the proceeds of the issuance of any equity interests (whether public or private) (other than the proceeds of any issuance of equity interest to an employee, director or insurance agent employed by or contracting with the Borrower) or Debt (other than Debt expressly permitted under the terms of Section 5.1 of this Agreement), Borrower shall prepay the Loan Facility in the amount of the net proceeds thereof, net of the amount of any transaction costs incurred with the issuance of such Debt or equity with, in the case of the issuance of Debt, a permanent reduction in the amount available under the Loan Facility.
     (b) Reserved.
     (c) Prepayments Upon Permitted Dispositions. Upon a disposition of any equipment which is permitted under Section 5.6(iii), then, if such equipment is not replaced with similar equipment or if the proceeds of such disposition are not reinvested in the business of the Borrower within 90 days of the sale thereof, Borrower shall prepay the Loan Facility in the amount of the net proceeds thereof against the Loan Facility.
     (d) Prepayments Upon Casualty and Condemnations. Upon a destruction or governmental condemnation of Borrower’s assets which are necessary to the business of the Borrower arising from a casualty event or governmental condemnation and (i) the insurance proceeds or condemnation award exceeds $50,000 or (ii) Borrower is unable to repair or replace such assets within 90 days, then Borrower shall prepay the Loans in the amount of the net proceeds thereof against the Loan Facility.
ARTICLE II
CONDITIONS
     SECTION 2.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Lender to make an initial extension of credit hereunder is subject to the fulfillment to Lender’s reasonable satisfaction of all of the following conditions:
     (a) Approval of Lender Counsel. All legal matters incidental to the extension of credit by Lender shall be satisfactory to Lender’s counsel.
     (b) General Loan Documentation. Lender shall have received, in form and substance satisfactory to Lender, each item listed on a closing checklist delivered by Lender’s counsel to Borrower in connection with the Loan Facility, in form and substance satisfactory to Lender and its counsel, and, if appropriate, duly executed and delivered, including, without limitation: (i) this Agreement, (ii) the Note, (iii) a closing certificate of Borrower and each Entity Guarantor as to its formation and governance documents, authorizing resolutions or consent and confirming that all representations and warranties in this Agreement are true in all material respects and that no Default or Event of Default is in existence on the Closing Date (each, an “Officer’s Certificate”) and an opinion of in-house counsel to the Borrower and each Guarantor satisfactory to the Lender in all respects, (iv) a Guaranty Agreement dated as of even date herewith executed by each of the following parties (each, along with any other party who guarantees the Obligations from time to time, a “Guarantor”; each Guarantor who is an individual is an “Individual Guarantor” and each Guarantor that is a corporation, limited liability company, partnership or other entity is an “Entity Guarantor”): Trustway Insurance Agencies, LLC, Trustway T.E.A.M., Inc.,

AssuranceAmerica Managing General Agency LLC, and, with the exclusion of AAIC, AACT and each Immaterial Subsidiary (as defined below), every other Subsidiary (as hereinafter defined) of Borrower existing as of the Closing Date (as amended or otherwise modified from time to time, each a “Guaranty”), (v) a subordination agreement (or subordination provisions in favor of Lender) acceptable to Lender in its reasonable discretion in all respects (as amended from time to time, each, a “Subordination Agreement”, a form of Subordination Agreement acceptable to Lender is attached hereto as Exhibit 2.1(b)) with respect to Debt issued by Borrower or any Entity Guarantor the holder of which is an owner of equity issued by, or an affiliate, director, manager or officer of, Borrower or any Entity Guarantor, (vi) the Pay Proceeds Letter and (vii) payoff letters from each lender to be refinanced by the Loan proceeds which also must provide for the termination and release of any security interests securing such debt being refinanced. As used herein, “Subsidiary” shall mean a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by Borrower.
     (c) Security Instrument. Lender shall have received, in form and substance satisfactory to Lender, a Pledge Agreement executed by Borrower and Trustway in favor of Lender granting Lender a first priority security interest in all of Borrower’s and Trustway’s equity interests, other than the equity interests of the Immaterial Subsidiaries, AAIC and AACT, that it holds in its Subsidiaries, subject only to any liens expressly permitted herein and therein, to secure the Obligations (as amended or otherwise modified from time to time, the “Pledge Agreement”).
This Agreement, the Note, the Officer’s Certificate, each Guaranty, the Pledge Agreement, the Pay Proceeds Letter, and all other promissory notes, guaranties, security agreements, agreements, instruments, certificates and other documents required hereby or at any time hereafter delivered to Lender in connection with the Loan Facility as amended or otherwise modified from time to time, are herein collectively referred to as the “Loan Documents,” provided, however, that the term “Loan Documents” shall not include any swap agreements as defined in the 11 U.S.C. § 101.
     (d) Financial Condition. Lender shall have received all financial statements and tax returns of Borrower and each Guarantor as requested in writing by Lender. There shall have been no material adverse change, as determined by Lender, in the financial condition or business of Borrower and its Subsidiaries, taken as a whole, nor any material decline, as determined by Lender, in the market value of the Collateral required hereunder, since December 31, 2008.
     (e) Post-Closing Funding Conditions. Lender has agreed to execute and deliver this Agreement without having obtained the following items required by Lender as conditions to make Lender’s first advance under the Revolving Loan Facility (collectively, the “Post-Closing Funding Conditions”): (i) UCC and other customary lien searches against the Borrower, as a Nevada corporation, and Trustway showing no security interests or other liens against the Borrower, Trustway or the Collateral except for security interests and liens permitted under Section 5.3 hereof and (ii) receipt of good standing certificates for the Borrower and the Entity Guarantors in existence on the date hereof. The Borrower hereby acknowledges and agrees that the Lender has no obligation to make any advances under the Revolving Loan Facility unless and until the Post-Closing Funding Conditions are satisfied.
     SECTION 2.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Lender to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Lender’s satisfaction of each of the following conditions:

     (a) Compliance. The representations and warranties of the Borrower contained herein and in each of the other Loan Documents shall be true in all material respects on and as of the date of such extension of credit by Lender pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true in all material respects as of such earlier date.
     (b) No Default or Event of Default. On the date of such extension of credit by Lender pursuant hereto, no Default or Event of Default as defined herein shall have occurred and be continuing or shall exist. “Default” means any condition, event or act which, with the giving of notice or the passage of time or both, would constitute an Event of Default.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     Borrower makes the following representations and warranties to Lender, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all Obligations (other than Cash Management Obligations that continue after the termination of the Loan Facility) and the termination of any commitment of Lender to make any extension of credit hereunder.
     SECTION 3.1. LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of the State of its organization set forth in the preamble to this Agreement, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on the Borrower.
     SECTION 3.2. AUTHORIZATION AND VALIDITY. This Agreement, the Note and each other Loan Document to which Borrower is a party have been duly authorized by all necessary corporate action, and upon their execution and delivery by Borrower in accordance with the provisions hereof, will constitute legal, valid and binding agreements and obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     SECTION 3.3. NO VIOLATION. The execution, delivery and performance by Borrower and each Entity Guarantor of each of the Loan Documents to which they are a party do not (a) contravene any provision of the Organizational Documents, (b) violate in any material respect any provision of any law or regulation, or (c) result in any material breach of or default under any Material Contract (defined below). “Organizational Document” means each of the following organizational documents relating to Borrower and each Entity Guarantor, as amended or otherwise modified from time to time: the articles of incorporation or formation, certificate of partnership, partnership agreement, by-laws and operating agreement.
     SECTION 3.4. LITIGATION. There are no pending, or to Borrower’s knowledge, threatened in writing, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency against Borrower as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to have a material adverse effect on the financial condition or operations of Borrower, other than those disclosed by Borrower to Lender in writing prior to the Closing Date.
     SECTION 3.5. CORRECTNESS OF FINANCIAL STATEMENTS. The most recent annual and quarterly consolidated financial statements of Borrower delivered to Lender as a condition or pursuant to a covenant under the terms of this Agreement, true copies of which have been delivered by Borrower to Lender, (a) present fairly in all material respects the financial condition of Borrower and its subsidiaries as of the respective dates thereof and for the respective periods covered thereby (subject to year-end audit adjustments and the absence of footnotes in the case of the quarterly and monthly financial statements), (b) were prepared in accordance with GAAP and (c) disclose all material liabilities of Borrower and its subsidiaries, whether liquidated or unliquidated, fixed or contingent, as of the date of such financial statements. Since December 31, 2008, there has been no material adverse change in the financial condition of Borrower and its Subsidiaries, taken as a whole, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Lender or as otherwise permitted under the Loan Documents.
     SECTION 3.6. INCOME TAX RETURNS. Borrower has no knowledge of any pending material assessments or adjustments of its income tax payable with respect to any year.
     SECTION 3.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of Borrower’s obligations subject to this Agreement to any other obligation of Borrower.
     SECTION 3.8. PERMITS, FRANCHISES. Except as set forth in Schedule 3.8, Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all material trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with all applicable material laws.
     SECTION 3.9. ERISA. (i) Borrower is in compliance with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); (ii) Borrower has not violated any provision of any “defined benefit plan” (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”); (iii) no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; (iv) Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and (v) each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP; other than with respect to clauses (i) through (v), such compliance, violations, failures or other events that, either individually or in the aggregate could not reasonably be expected to have a material adverse effect
     SECTION 3.10. OTHER OBLIGATIONS. Borrower is not in default on any material obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract or instrument which default could reasonably be expected to have a material adverse effect on the financial condition or operations of the Borrower.
     SECTION 3.11. ENVIRONMENTAL MATTERS. Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect Borrower’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986,

the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.
     SECTION 3.12. GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Lender (other than information provided in connection with a Permitted Acquisition) and all calculations of financial covenants have been and will be made under generally accepted accounting principles, consistently applied, as in effect on the date hereof (“GAAP”); provided that, if at any time any change in GAAP would affect the computation of any financial covenant or other requirement set forth in any Loan Document, the Borrower and the Lender shall negotiate in good faith to amend such covenant or other requirement to preserve the original intent thereof in light of such change in GAAP.
     SECTION 3.13 INVESTMENT COMPANY ACT. Neither Borrower nor any of its subsidiaries is or is required to be registered as an “investment company” as defined in the Investment Company Act of 1940, as amended from time to time.
     SECTION 3.14 REGULATION U. The making of the Loan Facility available to the Borrower and the making of any advance under any of the Loan Facility and the use of the proceeds of any advance under the Loan Facility does not result in the Borrower purchasing or carrying any margin stock (within the meaning of Regulation U of the Board of Governors of Federal Reserve System) or extending any credit to others for the purpose of purchasing or carrying any margin stock.
     SECTION 3.15 BORROWER AND SUBSIDIARIES ARE SOLVENT. Borrower and its Subsidiaries, taken as a whole, are solvent, and after consummation of the transactions set forth in this Agreement will be solvent.
     SECTION 3.16 THE LOAN FACILITY CONSTITUTES SENIOR INDEBTEDNESS. The Loan Facility constitutes “Senior Indebtedness” as that term is defined in each of (i) that certain Junior Subordinated Indenture dated December 22, 2005, as amended, between Borrower and Wilmington Trust Company (the “Trustee”; the “Indenture”) and (ii) that certain Guarantee Agreement between Borrower and the Trustee dated December 22, 2005, as amended (the “Trust Guarantee”).
ARTICLE IV
AFFIRMATIVE COVENANTS
     Borrower covenants that so long as Lender remains committed to extend credit to Borrower pursuant hereto and until payment in full of all Obligations (other than Cash Management Obligations that continue after the termination of the Loan Facility), Borrower shall, unless Lender otherwise consents in writing:
     SECTION 4.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.
     SECTION 4.2. ACCOUNTING RECORDS. Maintain adequate books and records in accordance with GAAP consistently applied, and permit any representative of Lender, at any reasonable time and upon reasonable notice to Borrower, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower; provided, however, that unless an

Event of Default then exists, the Lender shall not initiate more than one such inspection, audit or examination in any calendar year.
     SECTION 4.3. FINANCIAL STATEMENTS. Provide to Lender all of the following, in form and detail satisfactory to Lender; provided that if such financial statements are prepared in accordance with GAAP and any applicable SEC requirements, such financial statements shall be deemed to be satisfactory to Lender:
     (a) not later than 120 days after and as of the end of each fiscal year of Borrower, annual audited consolidated financial statements of Borrower;
     (b) not later than 45 days after and as of the end of the first three (3) fiscal quarters of each fiscal year, quarterly consolidated financial statements of Borrower, certified by the chief financial officer or treasurer of Borrower to Lender;
     (c) not later than 120 days after and as of the end of each fiscal year of Borrower, annual IRIS financial ratio reports and statutory financial statements of AAIC;
     (d) contemporaneously with each financial statement of Borrower required by clauses (a) and (b) above, a compliance certificate of the chief financial officer or treasurer of Borrower in form and substance satisfactory to Lender in all respects (which may be in the form attached hereto as Exhibit 4.3, if any) certifying that said financial statements are prepared in accordance with GAAP and present fairly in all material respects the financial condition of the Borrower, that Borrower is in compliance with Section 4.10 (and includes the calculations thereof) and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default; and
     (e) from time to time such other information as Lender may reasonably request.
     SECTION 4.4. COMPLIANCE. Preserve and maintain all material licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with all material provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower’s continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business (including, without limitation, the statutory capital, surplus and net premium-to-surplus ratio requirements under Sections 38-9-10 et. seq. of the South Carolina Code of Laws, as the same are applicable and only to the extent required from time to time), other that such failures to comply which could not reasonably be expected to have a material adverse effect on the financial condition or operations of the Borrower.
     SECTION 4.5. INSURANCE. Maintain and keep in force the insurance required by Section 2.1(e) above and other insurance from time to time of the types and in amounts customarily carried in lines of business similar to that of Borrower, including but not limited to fire, extended coverage, public liability, flood, property damage and workers’ compensation, with all such insurance carried with companies and in amounts reasonably satisfactory to Lender, and deliver to Lender from time to time at Lender’s request schedules setting forth all insurance then in effect.
     SECTION 4.6. FACILITIES. Keep all properties necessary to Borrower’s business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

     SECTION 4.7. TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (i) such (a) as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (ii) the failure to pay which could not reasonably be expected to have a material adverse effect on the financial condition or operations of Borrower.
     SECTION 4.8. LITIGATION. Promptly give notice in writing to Lender of any litigation pending or threatened in writing against Borrower with a claim in excess of $50,000.
     SECTION 4.9. NOTICE TO LENDER. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Lender in reasonable detail of: (a) an officer of the Borrower obtains knowledge of the occurrence of any Event of Default or any Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, or any “accumulated funding deficiency,” each as defined in ERISA, with respect to any Plan which could reasonably be expected to have a material adverse effect on the financial condition or operations of Borrower; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, which policy is not replaced with a similar insurance policy, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s property in excess of $50,000 in excess of any such insurance coverage.
     SECTION 4.10. FINANCIAL CONDITION. Maintain Borrower’s financial condition as follows, calculated in accordance with GAAP consistently applied and used consistently with prior practices (except to the extent modified by the definitions below):
     (a) Minimum Fixed Charge Coverage Ratio. A minimum Fixed Charge Coverage Ratio of not less than 1.35 to 1.0, tested quarterly, commencing with the fiscal quarter ending September 30, 2009, and for each quarter thereafter. “Fixed Charge Coverage Ratio” means, (I) for the Borrower and its Subsidiaries for the fiscal quarter ending September 30, 2009, the quotient of (x) net income for such period plus, to the extent deducted from net income for such period, the sum of (i) interest expense, (ii) income tax expense and (iii) depreciation, depletion, and amortization and (iv) the following non-cash items; (A) non-recurring charges for such period, (B) any extraordinary gains and losses for such period and (C) other non-cash expenses for such period minus unfinanced capital expenditures for such period; divided by (y) the sum of (i) interest expense for such period, (ii) tax expense for such period, (iii) dividends and distributions paid in such period (other than dividends and distributions paid to the Borrower or a Subsidiary), and (iv) scheduled principal payments on long-term debt and payments made with respect to the Debt of AAIC or AATC under the Indenture paid in such period and (II) for the Borrower and its Subsidiaries for the fiscal quarter ending December 31, 2009 and thereafter, the quotient of (x) net income for the trailing 12 month period plus, to the extent deducted from net income for the trailing 12 month period, the sum of (i) interest expense, (ii) income tax expense and (iii) depreciation, depletion, and amortization minus unfinanced capital expenditures for such period; divided by (y) the sum of (i) interest expense for the trailing 12 month period, (ii) tax expense for the trailing 12 month period, (iii) dividends and distributions (defined below) paid in the trailing 12 month period (other than dividends and distributions paid to the Borrower or a Subsidiary), and (iv) scheduled principal payments on long-term debt and payments made with respect to the Debt of AAIC or AATC under the Indenture paid in the trailing 12 month period.
     (b) Minimum Net Worth. A Net Worth as of the last day of any fiscal quarter of at least (i) $12,000,000.00 for the fiscal quarter ending on September 30, 2009, and (ii) the Minimum Amount for

each fiscal quarter thereafter. “Minimum Amount” means, for any fiscal quarter, beginning with the fiscal quarter ending on December 31, 2009, the Net Worth required under this Section 4.10(b) for the prior fiscal quarter plus 50% of Borrower’s and its Subsidiaries’ positive net income for such fiscal quarter. “Net Worth” means, determined in accordance with GAAP, Borrower’s total assets minus Borrower’s total liabilities, each on a consolidated basis; provided, however, the calculation of Net Worth shall exclude the following items (if resulting in a reduction of Net Worth) not exceeding $5,000,000 in an aggregate, cumulative amount that are incurred after the Closing Date: asset write-downs pertaining to acquisitions, non-cash write-downs and non-cash charges related in changes in GAAP accounting principles.
     SECTION 4.11 PERMITTED ACQUISITION REQUIREMENTS. In addition to the conditions and terms required in the definition of Permitted Acquisitions on Schedule 1.1 and in the other applicable terms and conditions of this Agreement, the Borrower shall, with respect to any Permitted Acquisition, comply with, and cause each Entity Guarantor to comply with, the following:
     (a) Not less than ten Business Days prior to the consummation of any Permitted Acquisition, the Borrower shall have delivered to the Lender the following (but with respect to any Permitted Acquisition having an Acquisition Amount (defined below) of less than $300,000, only the certificate and supporting calculations described in clause (iv) below):
     (i) a reasonably detailed description of the material terms of such Permitted Acquisition (including without limitation, the purchase price and method and structure of payment) and of the Target Company;
     (ii) historical financial statements of the Target Company (or, if there are two or more Target Companies that are the subject of such Permitted Acquisitions and that are part of the same consolidated group, consolidated historical financial statements for all such Target Companies) for the two (2) most recent fiscal years available, and (if available) unaudited financials statements for any interim periods since the most recent fiscal year-end;
     (iii) consolidated projected financial statements of the Borrower and its subsidiaries (giving effect to such Permitted Acquisition) for the one-year period (or, if available, such longer period up to three years) following the consummation of such Permitted Acquisition, in reasonable detail, together with any appropriate statement of assumptions and pro forma adjustments; and
     (iv) a certificate, in form and substance reasonably satisfactory to the Lender, executed by a financial officer of the Borrower setting forth the Acquisition Amount and further to the effect that the consummation of such Permitted Acquisition will not result in a violation of any provision of this Agreement and the requirements set forth in the definition of “Permitted Acquisition” will be satisfied (with such covenant calculations to be attached to the certificate using the Covenant Compliance worksheet).
     (b) Within 10 days after the consummation of any Permitted Acquisition consisting of the purchase of equity of a Target Company, or any direct or indirect Subsidiary of the Borrower formed to acquire, the assets of such Target Company (i) cause such Target Company, or such Subsidiary, to become an Entity Guarantor and execute and deliver to Lender a guaranty of all of the Obligations substantially in the form executed and delivered by the Entity Guarantors existing on the Closing Date, (ii) if such Target Company, or such Subsidiary, is to be owned by the Borrower, the Borrower shall execute and deliver a supplement to the Pledge Agreement of the Borrower in form attached hereto as Exhibit 4.11(b) whereby all of the equity of the Target Company, or such Subsidiary (other than Permitted Seller Shares (as defined below)), is pledged under such Pledge Agreement and (iii) if such

Target Company, or such Subsidiary, is to be owned by a direct or indirect Subsidiary of the Borrower, such Target Company, or such Subsidiary, shall execute and deliver a Pledge Agreement substantially in the form executed and delivered by the Borrower whereby all of the equity of the Target Company, or such Subsidiary (other than Permitted Seller Shares), is pledged under such Pledge Agreement. “Permitted Seller Shares” means shares paid to a seller as part of the consideration paid for a Permitted Acquisition in an amount not exceeding 20% of the voting equity of a direct or indirect Subsidiary of the Borrower formed to acquire, the assets of such Target Company.
     (c) As soon as reasonably practicable after the consummation of any Permitted Acquisition, the Borrower will deliver to the Lender true and correct copies of the fully executed acquisition agreement (including schedules and exhibits thereto) and other material documents and closing papers delivered in connection therewith, together with (in the case of any Permitted Acquisitions having an Acquisition Amount of less than $300,000) the items described in (i) and (ii) above.
     (d) The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by the Borrower that (except as shall have been approved in writing by the Lender) all conditions thereto set forth in this Agreement to Permitted Acquisitions have been satisfied, that the same is permitted in accordance with the terms of this Agreement, and that the matters certified by the financial officer of Borrower are true and correct in all material respects as of the date such certificate is given, which representation and warranty shall be deemed to be a representation and warranty as of the date thereof for all purposes hereunder.
ARTICLE V
NEGATIVE COVENANTS
     Borrower further covenants that so long as Lender remains committed to extend credit to Borrower pursuant hereto and until payment in full of all Obligations (other than Cash Management Obligations that continue after the termination of the Loan Facility), Borrower will not, and will not permit any Entity Guarantor, Immaterial Subsidiary or AAIC to (unless (i) the same is expressly required by applicable law, by regulation or in writing by the South Carolina State Department of Insurance or any other insurance regulators with authority or jurisdiction over AAIC or (ii) a restriction on AAIC’s ability to do the same is prohibited by applicable law, by regulation or in writing by the South Carolina State Department of Insurance or any other insurance regulators with authority or jurisdiction over AAIC), without Lender’s prior written consent:
     SECTION 5.1. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any Debt (defined below) except the following: (a) the Obligations; (b) any other liabilities existing as of the Closing Date and listed on Schedule 5.1 attached hereto, and extensions, renewals and replacements of such liabilities that do not increase the outstanding principal amount thereof; (c) Subordinated Debt (defined below) consisting of (i) seller notes issued by Borrower after the Closing Date constituting part of the purchase price in connection with a Permitted Acquisition (each, a “Seller Note”) and earn-out obligations incurred in connection with a Permitted Acquisition and (ii) all other Subordinated Debt permitted by the Lender from time to time under the relevant Subordination Agreement; (d) Debt of Borrower owed to any Entity Guarantor or of any Entity Guarantor owed to Borrower or any Entity Guarantor owed to another Entity Guarantor; (e) Debt owed (i) by Borrower or any Entity Guarantor to AAIC or AATC in an amount not exceeding $3,000,000 in the aggregate and (ii) by AAIC to Borrower or any Entity Guarantor in an amount not exceeding $3,000,000, in each case, arising with respect to fees, commissions and other amounts owed in the ordinary course of business; (f) unsecured Debt to trade creditors incurred in the ordinary course of business; (g) any Debt consisting of purchase money debt or capital leases for equipment which does not exceed $200,000 in the aggregate outstanding at any one time; (h) Debt of the Borrower arising under the Indenture and the Trust Guarantee; (i) obligations under swap agreements entered into with the Lender or its affiliates and (j) Debt of any and all Immaterial Subsidiaries owed to the Borrower or any Entity Guarantor in an aggregate amount not to exceed $100,000. “Debt” means, at any time, all of the following: (i) indebtedness for borrowed money or for the deferred purchase price of property or services, (ii) indebtedness evidenced by notes, bonds or other instruments, (iii) capitalized lease obligations and (iv) undrawn and unreimbursed amounts owed with respect to letters of credit; provided that, for the avoidance of doubt, “Debt” shall not include working capital adjustments made in connection with a Permitted Acquisition. “Subordinated Debt” means Debt of Borrower subordinated to the Obligations (other than Cash Management Obligations that continue after the termination of the Loan Facility) in accordance with a Subordination Agreement.
     SECTION 5.2. GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower or any Entity Guarantor or AAIC (unless (i) the same is expressly required by applicable law, by regulation or in writing by the South Carolina State Department of Insurance or any other insurance regulators with authority or jurisdiction over AAIC or (ii) a restriction on AAIC’s ability to do the same is prohibited by applicable law, by regulation or in writing by the South Carolina State Department of Insurance or any other insurance regulators with authority or jurisdiction over AAIC) as security for, any liabilities or obligations of any other person or entity, except (a) any pledge or hypothecation permitted under Section 5.3 below, (b) any of the foregoing (other than any pledge or hypothecation) of Borrower or any Entity Guarantor to Lender; (c) any of the foregoing (other than any pledge or hypothecation) with respect to Debt or other obligations not prohibited by Section 5.1 (other than any pledge or hypothecation); (d) any of the foregoing (other than any pledge or hypothecation) of Debt of Borrower arising under the Trust Guarantee; and (d) any of the foregoing (other than any pledge or hypothecation) existing as of the Closing Date and listed on Schedule 5.2 attached hereto.
     SECTION 5.3. NEGATIVE PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s or any Entity Guarantor’s or AAIC’s (unless (i) the same is expressly required by applicable law, by regulation or in writing by the South Carolina State Department of Insurance or any other insurance regulators with authority or jurisdiction over AAIC or (ii) a restriction on AAIC’s ability to do the same is prohibited by applicable law, by regulation or in writing by the South Carolina State Department of Insurance or any other insurance regulators with authority or jurisdiction over AAIC) assets now owned or hereafter acquired, except:
     (a) any of the foregoing in favor of Lender;
     (b) any of the foregoing existing as of the Closing Date and listed on Schedule 5.3 attached hereto and any extension, renewal or replacement of the foregoing;
     (c) any of the foregoing consisting of liens against equipment securing purchase money debt or capital lease obligations permitted by Section 5.1(g) above;
     (d) any of the foregoing in deposits under workers compensation, unemployment insurance and social security and similar laws or to secure statutory obligations or surety, appeal, performance or other similar bonds incurred in the ordinary course of business to secure performance as lessee under leases of real or personal property and other obligations of like nature, in each case incurred in the ordinary course of business;
     (e) any of the foregoing arising out of attachments, judgments or awards as to which an appeal or other appropriate proceedings for contest or review are timely commenced and as to which appropriate reserves have been established in accordance with GAAP and which does not constitute an Event of Default;
     (f) any of the foregoing for taxes, assessments or other governmental charges or levies due and payable, the validity of which is currently being contested in good faith by appropriate proceedings pursuant to the terms of Section 4.7 and as to which appropriate reserves have been established in accordance with GAAP and which does not constitute an Event of Default;
     (g) any of the foregoing arising by virtue of statutory or common law provision relating to banker’s liens, rights of setoff or similar rights with respect to deposit accounts of the Borrower or the Entity Guarantors;
     (h) any of the foregoing in favor of landlords, materialmen, mechanics, carriers or warehousemen for labor, materials, supplies or rentals incurred in the ordinary course of business;
     (i) any of the foregoing constituting easements, servitudes, rights of way, restrictions, minor defects or irregularities in title and other similar encumbrances on real property which do not materially detract from the value of the property subject thereto; and
     (j) any of the foregoing constituting deposits made from time to time by or on behalf of AAIC with, and required or requested by, state insurance departments for the benefit of such state’s insureds.
     SECTION 5.4. LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity (collectively, “Investments”), except:
     (a) Investments in connection with Permitted Acquisitions;
     (b) Investments existing as of the Closing Date and listed on Schedule 5.4 attached hereto;
     (c) Investments in (1) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of acquisition thereof, (2) commercial paper maturing within one year from the date of creation thereof rated at least Al or the equivalent by Standard & Poor’s Corporation or P1 or the equivalent by Moody’s Investors Service, Inc. at the time of the acquisition thereof, (3) deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, Lender or any office located in the United States, of any other bank or trust company which at the time of the acquisition thereof (i) is organized under the laws of the United States or any state thereof, (ii) has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank’s or trust company’s most recent financial reports) and (iii) has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by Standard & Poor’s Corporation or Moody’s Investors Service, Inc., respectively, and (4) deposits in money market funds investing exclusively in investments described in the foregoing clauses (1), (2) or (3) and having a rating in the highest investment category granted thereby by a recognized credit rating agency at the time of acquisition;
     (d) Investments (i) by Borrower in Entity Guarantors, (ii) Entity Guarantors or Immaterial Subsidiaries in Borrower or other Entity Guarantors, (iii) by Borrower or Entity Guarantors in Immaterial Subsidiaries (so long as such Immaterial Subsidiary is an Immaterial Subsidiary after giving effect to such Investment or otherwise joins the as an Entity Guarantor) and (iv) made by Borrower or an Entity Guarantor to or in AAIC or AATC in an amount, when added to the amount of Debt permitted under Section 5.1(e) above but without duplication, not exceeding $3,000,000 in the aggregate arising with respect to fees, commissions and other amounts owed in the ordinary course of business;

     (e) Swap agreements for the hedging of interest rates related to Debt permitted by Section 5.1;
     (f) Investments consisting of security deposits with utilities, landlords and other like persons made in the ordinary course of business;
     (g) advances to officers, directors and employees of Borrower and its subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes not exceeding $50,000 outstanding at any time;
     (h) guarantees permitted under Section 5.2;
     (i) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business; and
     (j) Investments made by AAIC.
     SECTION 5.5. DIVIDENDS, DISTRIBUTIONS, AND OTHER RESTRICTED PAYMENTS. Declare or pay any dividends or distributions to its equity holders either in cash or any other property, nor redeem, retire, repurchase or otherwise acquire any equity interests in Borrower, nor make any payments of Subordinated Debt or Affiliate Obligations (defined below) (each, a “Restricted Payment”), except as follows:
     (a) with respect to Subordinated Debt (other than the Seller Notes), in accordance with the terms contained in the relevant Subordination Agreement;
     (b) Borrower may declare and pay dividends with respect to its equity interests payable solely in additional equity interests;
     (c) payments in connection with the repurchase of the Borrower’s equity interests or options from employees, directors and agents of Borrower pursuant to the terms of the Borrower’s option or benefit plans as in effect on the Closing Date or any of Borrower’s option or benefit plans which contain payment terms substantially similar thereto;
     (d) payments to any affiliate of Borrower from time to time with respect to any Debt (other than Subordinated Debt, the payment of which is governed by the terms of the relevant Subordination Agreement) permitted under the terms of this Agreement or other obligation owed to such affiliate (including, without limitation, any management fees, collectively, “Affiliate Obligation”) so long as such Affiliate Obligation was entered into upon fair and reasonable terms that are no less favorable to the Borrower than would be obtained in a comparable arm’s length transaction with a person that is not an affiliate;
     (e) dividends and distributions made by an Immaterial Subsidiary or an Entity Guarantor to the Borrower or to any other Entity Guarantor and dividends and distributions made by an Entity Guarantor pro rata to the holder of Permitted Seller Shares;
     (f) payments with respect to earn-out obligations and seller notes existing on the Closing Date and set forth on Schedule 5.5;

     (g) payments with respect to earn out obligations and Seller Notes arising after the Closing Date in an amount not to exceed $2,500,000 in any fiscal year (but subject to the terms of any Subordination Agreement relating thereto);
     (h) subject to Lender’s rights and remedies with respect to the Loan Facility as “Senior Indebtedness” defined in and as set forth under the terms of the Indenture and the Trust Guarantee, payments made in accordance with the terms of the Indenture and the Trust Guarantee as in effect on the date hereof; and
     (i) redemptions or repurchases of Permitted Seller Shares.
Nothing herein shall be deemed to prohibit the payment of dividends by any subsidiary of Borrower to Borrower.
     SECTION 5.6. MERGER, CONSOLIDATION, ACQUISITION OR TRANSFER OF ASSETS. Merge into or consolidate with any other entity, other than the Borrower, any other Entity Guarantor or in connection with a Permitted Acquisition so long as the Borrower or such Entity Guarantor is the surviving entity or the surviving entity is made an Entity Guarantor in accordance with Section 4.1 l(b) hereof; make any substantial change in the nature of Borrower’s or any Entity Guarantor’s business as conducted as of the Closing Date; acquire all or substantially all of the assets of any other entity (other than a Subsidiary or an Entity Guarantor) or division or line of business other than Permitted Acquisitions for which the aggregate purchase price, on a cumulative basis after the Closing Date, for all such Permitted Acquisitions (plus all other consideration (including all debt assumed in connection therewith, but excluding earn-out obligations relating thereto) does not exceed $5,000,000; nor sell, lease, transfer or otherwise dispose of Borrower’s assets except for the following in the ordinary course of its business: (i) sell or lease inventory or (ii) dispose of obsolete or replaced equipment or (iii) dispositions of other equipment not exceeding $50,000 in the aggregate sale price for Borrower or any Entity Guarantor during any fiscal year or (iv) dispositions to the Borrower or an Entity Guarantor or (v) dispositions of cash or cash equivalents; provided, however, that nothing in this Section 5.6 shall be deemed to preclude the dissolution and liquidation of any Subsidiary which is an Immaterial Subsidiary at such time. If an Immaterial Subsidiary is so dissolved or liquidated, such Subsidiary shall be released from any obligations owing to the Lender under a Guaranty and its equity interests shall be released from any pledge of such interest granted pursuant to the Pledge Agreement. “Immaterial Subsidiary” shall mean a Subsidiary of the Borrower or any Entity Guarantor which Subsidiary does not own assets having a book value in excess of $100,000 at the time of determination.
     SECTION 5.7. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof, but in no event to exclude the use of any advance of any of the Loan Facility (i) to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of Federal Reserve System) or extend credit to others for the purpose of purchasing or carrying any margin stock or (ii) to repay any operating loss of Borrower or any Entity Guarantor (as determined by the Lender from their most recent financial statements) at the end of any fiscal period.
     SECTION 5.8. LENDER AS PRIMARY DEPOSITARY. Except as set forth in Schedule 5.8, open or maintain deposit accounts with any financial institution other than the Lender with a balance exceeding $25,000 for any deposit account or exceeding $75,000 for all such deposit accounts.
     SECTION 5.9. MATERIAL CONTRACTS AND AGREEMENTS. Amend or modify, or permit any amendment or modification to (as to which Borrower or any Subsidiary has any consent rights), any of the following (each, a “Material Contract”) in a manner that would be adverse to Lender: (i) any loan agreement, indenture or other instrument, or any other agreements for which Borrower’s or any Entity Guarantor’s default or the termination thereof would result in a material adverse effect on the financial condition or operation of Borrower and its Subsidiaries, taken as a whole, or a material portion of the Collateral or (ii) any Organizational Documents.
ARTICLE VI
EVENTS OF DEFAULT
     SECTION 6.1. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:
     (a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents, and, with respect to payments of interest or fees, such failure continues for 3 days after the due date therefor.
     (b) Any financial statement or certificate (including, but not limited to, the Officer’s Certificate) made in favor of Lender in connection with, or any representation or warranty made by Borrower or any Guarantor in favor of Lender shall prove to be incorrect, false or misleading in any material respect when furnished or made.
     (c) Any default in the performance of or compliance with any obligation, agreement or other provision contained in (i) Section 4.10 or Article V herein or (ii) in any other section of this Agreement or in any other Loan Document (other than those referred to in subsections (a), (b) or (c)(i) in this Section 6.1), and with respect to any such default described in this Section 6.1(c)(ii) which by its nature can be cured, such default shall continue for a period of twenty (20) days from the earlier of (x) the date an officer of the Borrower becomes aware of such default or (y) the date the Borrower receives notice from the Lender of the occurrence of such default.
     (d) Any default in the payment or performance of any obligation beyond any applicable grace or cure period, or any defined event of default beyond any applicable grace or cure period, under the terms of any agreement, contract, lease, loan document (other than any of the Loan Documents) or other instrument pursuant to which Borrower, AAIC or any Entity Guarantor has incurred any debt or other liability (other than the Loan Facility) to (i) any person or entity other than Lender exceeding $75,000 in the aggregate amount thereof or (ii) Lender.
     (e) (i) Borrower shall fail to own 100% of the outstanding equity issued by (1) AAIC or (2) any Entity Guarantor (other than Permitted Seller Shares) in which Borrower holds an equity interest (unless such Entity Guarantor is dissolved or liquidated as permitted under Section 5.6 hereof), or (ii) Trustway shall fail to own at least 80% of the outstanding equity issued by Trustway T.E.A.M., Inc. (unless dissolved or liquidated as permitted under Section 5.6 hereof), or (iii) Trustway shall fail to own 100% of the outstanding equity (other than Permitted Seller Shares) issued by any Entity Guarantor in which Trustway holds an equity interest in (unless dissolved or liquidated as permitted under Section 5.6 hereof).
     (f) The filing of a notice of judgment or tax lien against Borrower or any Guarantor (other than a Subsidiary which is an Immaterial Subsidiary at such time and remains so thereafter) or AAIC; or the recording of any abstract of judgment against Borrower or any Guarantor (other than a Subsidiary which is an Immaterial Subsidiary at such time and remains so thereafter) or AAIC in any county in which Borrower or such Guarantor (other than a Subsidiary which is an Immaterial Subsidiary at such time and remains so thereafter) or AAIC has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Guarantor (other than a Subsidiary which is an Immaterial Subsidiary at such time and remains so thereafter) or

AAIC; or the entry of a judgment or tax lien against Borrower or any Guarantor (other than a Subsidiary which is an Immaterial Subsidiary at such time and remains so thereafter) or AAIC, and in each case described in this Section 6.1(f) above, the amount thereof exceeds $100,000 and such judgment, tax lien, levy, writ of attachment or execution or like process is not paid, stayed or dismissed through appropriate proceedings within 30 days thereafter.
     (g) Borrower or any Guarantor (other than a Subsidiary which is an Immaterial Subsidiary at such time and remains so thereafter) or AAIC shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Guarantor (other than a Subsidiary which is an Immaterial Subsidiary at such time and remains so thereafter) or AAIC shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Guarantor (other than a Subsidiary which is an Immaterial Subsidiary at such time and remains so thereafter) or AAIC and not dismissed within 60 days, or Borrower or any Guarantor (other than a Subsidiary which is an Immaterial Subsidiary at such time and remains so thereafter) or AAIC shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Guarantor (other than a Subsidiary which is an Immaterial Subsidiary at such time and remains so thereafter) or AAIC shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Guarantor (other than a Subsidiary which is an Immaterial Subsidiary at such time and remains so thereafter) or AAIC by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.
     (h) The death or incapacity of any Individual Guarantor. The dissolution or liquidation of Borrower or any Entity Guarantor or AAIC other than as expressly permitted by the terms of this Agreement. Borrower or any Entity Guarantor or AAIC, or any of their directors, stockholders, managers or members, shall take action seeking to effect the dissolution or liquidation of Borrower or any Entity Guarantor or AAIC other than as expressly permitted by the terms of this Agreement. Any Guarantor shall terminate or repudiate any Guaranty, or if any Guaranty should be declared unenforceable or shall no longer be in full force and effect.
     (i) Any material change in the management of Borrower such that Guy Milner ceases to be a manager of the Borrower and the Board of Directors fails to appoint a qualified successor within ninety (90) days.
     (j) The sale, transfer, hypothecation, assignment or encumbrance, whether voluntary, involuntary or by operation of law, without Lender’s prior written consent, of all or any part of or interest in any Collateral except as expressly permitted by the terms hereof or the Pledge Agreement.
     (k) There shall exist or occur any event or condition which results in a material adverse change in any material portion of the Collateral, or Borrower’s or any Entity Guarantor’s or AAIC’s financial condition, or Borrower’s or any Entity Guarantor’s or AAIC’s operations.
     SECTION 6.2. REMEDIES. Upon the occurrence of any Event of Default: (a) all Obligations shall at Lender’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower, provided that any Obligations under any swap agreements (as defined in 11 U.S.C. § 101, as in effect from time to time) between Borrower and Lender, or its affiliates, shall be due in accordance with and governed by the provisions of said swap agreements; (b) the obligation, if any, of Lender to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Lender shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Lender may be exercised at any time by Lender and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.
ARTICLE VII
MISCELLANEOUS
     SECTION 7.1. NO WAIVER. No delay, failure or discontinuance of Lender in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Lender of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.
     SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at its address listed below its signature to this Agreement or to such other address as any party may designate by written notice to all other parties in accordance with this Section. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.
     SECTION 7.3. COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower shall pay to Lender immediately upon demand the full amount of all reasonable and actual payments, advances, charges, costs and expenses expended or incurred by Lender in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Lender’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, including without limitation, all reasonable legal fees computed on the basis of the regular billing rates of the attorneys and paralegals involved in such matters actually incurred, and all out-of-pocket expenses relating thereto, (b) the enforcement of Lender’s rights and/or the collection of any amounts which become due to Lender under any of the Loan Documents, including without limitation, all legal fees computed on the basis of the regular billing rates of the attorneys and paralegals involved in such matters actually incurred, and all out-of-pocket expenses relating thereto, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Lender or any other person) relating to Borrower or any other person or entity; provided, however, that the Borrower shall not be required pursuant to the Loan Documents to indemnify the Lender for any amounts incurred by Lender arising from its gross negligence, bad faith actions or omissions or willful misconduct. As used herein and in all other Loan Documents, the phrase “reasonable attorneys’ fees,” “attorneys’ fees” or words of similar import shall refer to the actual fees of Lender’s outside legal counsel computed on the basis of the regular billing rates of the attorneys and paralegals involved in such matter, the number of hours actually worked by such attorneys and paralegals.
     SECTION 7.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interest hereunder without Lender’s prior written consent. Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Lender’s rights and benefits under each of the Loan Documents with Borrower’s prior written consent, which Borrower’s consent shall not be unreasonably withheld or delayed; provided that upon the occurrence and during the continuance of an Event of Default, the Borrower’s consent shall not be required. In connection therewith, Lender may disclose on a confidential basis all documents and information which Lender now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any Guarantor or the business of Borrower or any Guarantor, or any Collateral.
     SECTION 7.5. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Lender with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.
     SECTION 7.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.
     SECTION 7.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.
     SECTION 7.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.
     SECTION 7.9. EXECUTION AND DELIVERY; COUNTERPARTS. This Agreement and all other Loan Documents may be executed and then delivered via facsimile transmission, by sending PDF or other copies thereof via email and in one or more counterparts, each of which shall be an original but all of which taken together shall constitute one and the same Agreement. In order to expedite the execution and delivery of this Agreement and the other Loan Documents, the parties hereto may execute and distribute signature pages in advance of the Closing Date. Upon Borrower executing and delivering a completed, signed Pay Proceeds Letter to Lender (which Pay Proceeds Letter itself may be executed and delivered via facsimile transmission or via the sending of PDF or other copies thereof via email), Borrower thereby authorizes and directs the Lender and its counsel to attach all such signature pages to the last version of this Agreement and the other Loan Documents distributed (via email, mutually accessible data room or other website posting, overnight delivery or hand delivery) on or before the execution and delivery of such Pay Proceeds Letter and such attachment shall constitute execution and delivery of this Agreement and the other Loan Documents (other than the Pay Proceeds Letter which shall be executed and delivered as set forth above).

     SECTION 7.10 APPLICABLE LAW; CONFLICT BETWEEN DOCUMENTS. This Agreement and, unless otherwise provided in any other Loan Document, the other Loan Documents shall be governed by and construed under the laws of the State of Georgia without regard to that state’s conflict of laws principles. If the terms of this Agreement should conflict with the terms of any commitment letter, the terms of this Agreement shall control.
     SECTION 7.11 BORROWER’S ACCOUNTS. Except as prohibited by law, Borrower hereby grants Lender a security interest in all of Borrower’s accounts with Lender and any of its affiliates to secure the Obligations.
     SECTION 7.12 FINAL AGREEMENT. This Agreement and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.
     SECTION 7.13 PLURAL; CAPTIONS. All references in the Loan Documents to Borrower, a Guarantor, person, document or other nouns of reference mean both the singular and plural form, as the case may be, and the term “person” shall mean any individual, person or entity. The headings, captions, headers, footers and version numbers contained in this Agreement and the other Loan Documents are inserted for convenience only and shall not affect the meaning or interpretation of the Loan Documents.
     SECTION 7.14 POSTING OF PAYMENTS; FEES. All payments received during Lender’s normal business hours after 2:00 p.m. local time at the office of Lender first shown above shall be deemed received at the opening of the next Business Day. Any and all fees payable to Lender under this Agreement or any other Loan Agreement shall be fully earned and non-refundable upon the payment thereof.
     SECTION 7.15 TAXES AND FEES. (a) Borrower shall promptly pay all documentary, intangible recordation and/or similar taxes or fees charged by any governmental entity on the Loan Facility, this Agreement or any other Loan Document or public filing made in connection with any of the foregoing, whether assessed at closing or arising from time to time.
     (b) All payments of principal, interest and fees and all other Obligations payable under the terms of this Agreement and all other Loan Documents shall be paid without deduction for, and free from, any tax, imposts, levies, duties, deductions, or withholdings of any nature now or at anytime hereafter imposed by any governmental authority or by any taxing authority thereof or therein, but excluding in the case of Lender the following: taxes imposed on or measured by Lender’s net income, and franchise taxes imposed on Lender, by the jurisdiction under the laws of which Lender is organized or any political subdivision thereof and, in the case of Lender, taxes imposed on its income, and franchise taxes imposed on it by the State of Georgia (all such non-excluded taxes, imposts, levies, duties, deductions or withholdings of any nature being “Taxes”). In the event that Borrower or any Guarantor is required by applicable law to make any such withholding or deduction of Taxes with respect to any payment hereunder, Borrower shall pay such deduction or withholding to the applicable taxing authority, shall promptly furnish to Lender in respect of which such deduction or withholding is made all receipts and other documents evidencing such payment and shall pay to Lender additional amounts as may be necessary in order that the amount received by Lender after the required withholding or other payment shall equal the amount Lender would have received had no such withholding or other payment been made. If Borrower fails to provide such original or certified copy of a receipt evidencing payment of Taxes, Borrower agrees to compensate Lender for, and indemnify Lender with respect to, the tax consequences of Borrower’s failure to provide evidence of tax payments.

     SECTION 7.16 LIMITATION ON LIABILITY; WAIVER OF PUNITIVE DAMAGES. EACH OF THE PARTIES HERETO, INCLUDING LENDER BY ACCEPTANCE HEREOF, AGREES THAT IN ANY JUDICIAL, MEDIATION OR ARBITRATION PROCEEDING OR ANY CLAM OR CONTROVERSY BETWEEN OR AMONG THEM THAT MAY ARISE OUT OF OR BE IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY OTHER AGREEMENT OR DOCUMENT BETWEEN OR AMONG THEM OR THE OBLIGATIONS EVIDENCED HEREBY OR RELATED HERETO, IN NO EVENT SHALL ANY PARTY HAVE A REMEDY OF, OR BE LIABLE TO THE OTHER FOR, (1) INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR (2) PUNITIVE OR EXEMPLARY DAMAGES. EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY SUCH PROCEEDING, CLAM OR CONTROVERSY, WHETHER THE SAME IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIALLY OR OTHERWISE.
     SECTION 7.17 ARBITRATION. Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any claim or controversy arising out of or relating to the Loan Documents between parties hereto (a “Dispute”) shall be resolved by binding arbitration conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”) and the Federal Arbitration Act. Disputes may include, without limitation, tort claims, counterclaims, a dispute as to whether a matter is subject to arbitration, claims brought as class actions, or claims arising from documents executed in the future. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to swap agreements. All arbitration hearings shall be conducted in the city named in the address of Lender stated below its signature to this Agreement. A hearing shall begin within 90 days of demand for arbitration and all hearings shall conclude within 120 days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of 60 days. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000.00. Arbitrators shall be licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The parties do not waive applicable Federal or state substantive law except as provided herein. Preservation and Limitation of Remedies. Notwithstanding the preceding binding arbitration provisions, the parties agree to preserve, without diminution, certain remedies that any party may exercise before or after an arbitration proceeding is brought. The parties shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale or under applicable law by judicial foreclosure including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment. Any claim or controversy with regard to any party’s entitlement to such remedies is a Dispute. Waiver of Jury Trial. THE PARTIES ACKNOWLEDGE THAT BY AGREEING TO BINDING ARBITRATION THEY HAVE IRREVOCABLY WAIVED ANY RIGHT THEY MAY HAVE TO JURY TRIAL WITH REGARD TO A DISPUTE AS TO WHICH BINDING ARBITRATION HAS BEEN DEMANDED.
[SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal as of the day and year first written above.

BORROWER: ASSURANCEAMERICA CORPORATION
By:	/s/ Mark H. Hain
	Name:	Mark H. Hain
	Title:	EVP
[SEAL]
Address: 5500 Interstate N Parkway, Suite 600 Atlanta, Georgia 30328

LENDER: WACHOVIA BANK, NATIONAL ASSOCIATION
By:
Name:
Title:

Address: 171 17th Street NW, 5th Floor Mail Code: GA4507 Atlanta, Georgia 30363 Attn: Risk Manager

Signature Page to Loan Agreement

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal as of the day and year first written above.

BORROWER: ASSURANCEAMERICA CORPORATION
By:
Name:
Title:
[SEAL]

Address: 5500 Interstate N Parkway, Suite 600 Atlanta, Georgia 30328
LENDER: WACHOVIA BANK, NATIONAL ASSOCIATION
By:	/s/ Elaine Eaton
	Name:	Elaine Eaton
	Title:	SVP

Address: 171 17th Street NW, 5th Floor Mail Code: GA4507 Atlanta, Georgia 30363 Attn: Risk Manager

Signature Page to Loan Agreement

EXHIBIT 2. l(b)
Form of Seller Subordination Agreement
SUBORDINATION AGREEMENT
     THIS SUBORDINATION AGREEMENT (this “Agreement”) is made as of [_________________], 20[___], by and among (i) [______________________________], a [______________________________] (“Seller”; along with all other successors and permitted assigns, from time to time, each a “Subordinated Lender”) in favor of WACHOVIA BANK, NATIONAL ASSOCIATION (along with its successors and assigns and any other lender or lenders who may replace or refinance the Senior Debt (defined below) from time to time, the “Senior Lender”) under the Loan Agreement (defined below).
     WHEREAS, the Senior Lender and ASSURANCEAMERICA CORPORATION, a Nevada corporation (the “Borrower”) are parties to that certain Loan Agreement dated as of July 17, 2009 (as amended, modified, replaced or refinanced from time to time, the “Loan Agreement”) whereby Senior Lender may provide to Borrower certain loans and other financial accommodations from time to time, and it is a requirement under the Loan Agreement that Borrower provide to Senior Lender the execution and delivery of this Agreement; and
     WHEREAS, for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     SECTION 1 Definitions. As used in this Agreement, the term:
     “Insolvency Proceeding” means any receivership, conservatorship, general meeting of creditors, insolvency or bankruptcy proceeding, assignment for the benefit of creditors, or any proceeding by or against the Borrower for any relief under any bankruptcy or insolvency law or other laws relating to the relief of debtors, readjustment of indebtedness, reorganizations, compositions or extensions, including, without limitation, proceedings under the United States bankruptcy code, or under other federal, state or local statutes, laws, rules and regulations, all whether now or hereafter in effect.
     “Loan Agreement” means that Loan Agreement dated as of July 17, 2009, entered into by and among the Borrower and the Senior Lender, as amended, restated, refinanced or replaced by Senior Lender or by any other lender or lenders, from time to time.
     “Loan Documents” has the meaning set forth in the Loan Agreement.
     “Purchase Agreement” means that certain [Stock] [Asset] Purchase Agreement dated on or about even date herewith, by and among Borrower and the Subordinated Lender and any other party thereto, as amended or otherwise modified from time to time in accordance with this Agreement.
     “Senior Debt” means all indebtedness, liabilities and obligations of the Borrower to Senior Lender of every kind and nature whatsoever, whether now existing or hereafter arising or created, or as replaced or refinanced at any time under the terms of the Loan Agreement and other Loan Documents, including, without limitation, the Obligations (defined in the Loan Agreement as in effect of the date hereof), whether arising before, during or after the initial or any renewal term of the Loan Documents or after the commencement of any Insolvency Proceeding with respect to Borrower (and including, without limitation, any principal, interest, fees, costs, expenses and other amounts, which would accrue and become due but for the commencement of such Insolvency Proceeding, whether or not such amounts are allowed or allowable in whole or in part in any such Insolvency Proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and whether arising directly or howsoever acquired by Senior Lender.
     “Subordinated Debt” means any and all present and future principal, interest, fees and other payments, indebtedness, liabilities, claims and all other obligations (whether in an Insolvency Proceeding or otherwise) of the [Borrower/Guarantor] to each Subordinated Lender of every kind and nature whatsoever arising out of the Purchase Agreement and the other Subordinated Debt Documents.
     “Subordinated Debt Documents” means (i) the Purchase Agreement, (ii) the promissory note(s), copies of which are attached hereto and (iii) all other agreements, executed and delivered by Borrower or any Subordinated Lender in connection with the Purchase Agreement relating to the Subordinated Debt.
     SECTION 2 Subordination, (a) Except as specifically set forth in Section 2(b) hereof, each Subordinated Lender hereby subordinates and postpones the payment of and the time of payment of all of the Subordinated Debt to and in favor of the indefeasible, unavoidable and full payment in cash of all of the Senior Debt. Each Subordinated Lender represents and warrants to the Senior Lender that the only Subordinated Debt existing and outstanding as of the date of this Agreement, or for which there is a commitment or other obligation to extend, consists of the debt and other obligations evidenced by the Subordinated Debt Documents as described in the Purchase Agreement in effect on the date of this Agreement.
     (b) Until all of the Senior Debt has been fully and indefeasibly paid in cash and there is no agreement between the Borrower and the Senior Lender under which Senior Lender is required to or may make loans or provide other financial accommodations in favor of the Borrower, notwithstanding any provision of the Subordinated Debt Documents to the contrary, each Subordinated Lender agrees that it shall not, without the prior written consent of the Senior Lender, ask, demand, accelerate, declare a default under, sue for, set off, accept, receive or otherwise enforce or collect any payment of all or any interest, principal or any other portion of the Subordinated Debt or any collateral security therefor; PROVIDED, HOWEVER, that Borrower may pay and Subordinated Lenders may receive and retain payments consisting of regularly scheduled interest and principal then due and payable as set forth in the Subordinated Debt Documents as in effect on the date of this Agreement so long no Default or Event of Default under the Loan Agreement has occurred and is continuing (or would occur immediately after giving effect to such payment).
     (c) In no event may any Subordinated Debt be prepaid at any time before the date of any regularly scheduled payment therefor under the Subordinated Debt Documents without the Senior Lender’s prior written consent. Until all Senior Debt has been indefeasibly paid in full in cash and the Senior Lender has no commitments to make loans to the Borrower, the Subordinated Lenders shall not accept or receive any instrument, security or other writing (other than the Purchase Agreement and the other Subordinated Debt Documents described in the Purchase Agreement) evidencing any part of the Subordinated Debt or amend or otherwise modify, or pledge, assign or otherwise transfer, in any respect, any of the Subordinated Debt or any of the Subordinated Debt Documents without the Senior Lender’s prior written consent, except that (i) Seller may assign or transfer the Subordinated Debt to an affiliate of Seller so long as (A) Senior Lender shall have received from any assignee, transferee or other person acquiring any interest in the Subordinated Debt a written acknowledgment of receipt of a copy of this Agreement together with the written agreement of such person, in form and substance satisfactory to the Senior Lender, to be unconditionally bound by the terms and conditions of this Agreement and (B) such assignee, transferee or other person shall not be the Borrower or an affiliate thereof and (ii) the Subordinated Debt Documents can be amended in a manner which is not adverse to the Senior Lender (without limiting the foregoing, any amendment to shorten or accelerate payments owed with respect to such Subordinated Debt, increase any principal, interest or other amount payable with respect to

Subordinated Debt or grant a lien securing such Subordinated Debt or restrict any right, power or remedy of the Senior Lender under the Loan Agreement or any of the other Loan Documents shall be deemed to adversely affect the Senior Lender).
     (d) If any payment of money or any distribution of assets of Borrower in respect of the Subordinated Debt shall be made contrary to the terms of this Agreement or in any Insolvency Proceeding, such payment or distribution shall be paid or delivered directly to Senior Lender for application to the Senior Debt (whether or not the same is then due or payable) until full and final payment of the Senior Debt. If Subordinated Lender should receive any payment in respect of the Subordinated Debt (other than a payment expressly permitted by this Agreement), Subordinated Lender shall hold the same in trust for the benefit of Senior Lender and shall promptly turn such payment over to Senior Lender for application to the Senior Debt.
     (e) Subordinated Lender represents to and covenants in favor of Senior Lender that the Subordinated Debt is not and will not be secured by any personal or real property owned by Borrower (and if any collateral security is obtained contrary to this paragraph, the Subordinated Lender hereby subordinates Subordinated Lender’s interests therein to the interests of Senior Lender therein). Subordinated Lender agrees that, for so long as this Agreement is in effect, Subordinated Lender shall not give or permit any subordination in respect to the Subordinated Debt in favor of any person or entity other than Senior Lender. Subordinated Lender consents to and waives: notice of all extensions, renewals and increases or decreases in the amount of any Senior Debt; the sale, transfer, assignment or participation of the Senior Debt (and the divulging of any information obtained or held by Senior Lender relating thereto, to the Subordinated Debt or this Agreement); the release of any security or guarantor therefor; and any amendments, modifications or waivers of any of the provisions of any Loan Documents. In connection with any Insolvency Proceedings and until the Senior Debt shall have been fully and indefeasibly paid in cash and satisfied, each Subordinated Lender hereby irrevocably authorizes and empowers the Senior Lender, and irrevocably appoints the Senior Lender as its attorney-in-fact to: (i) demand, sue for, collect and receive every such payment or distribution and give acquittance therefor, (ii) enforce claims comprising Subordinated Debt in its own name, or the name of such Subordinated Lender, by proof of debt, proof of claim, suit or otherwise; (iii) collect any assets of the Borrower distributed, dividended or applied by way of dividend or payment, or any such securities issued, on account of Subordinated Debt and apply the same, or the proceeds of any realization upon the same, to Senior Debt (whether due or not due in such order and manner as the Senior Lender may elect) until all Senior Debt shall have been indefeasibly paid in full in cash; (iv) vote claims compromising Subordinated Debt to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension; (v) take generally any action which such Subordinated Lender might otherwise take; and (vi) take such other actions in the Senior Lender’s own name or in the name of such Subordinated Lender or otherwise, as the Senior Lender may deem necessary or advisable to carry out the provisions of this Agreement. Each Subordinated Lender agrees that it will not contest in any Insolvency Proceedings the validity, perfection or priority of any Senior Debt or any collateral security therefor.
     SECTION 3 Subrogation; Marshalling; Etc. No Subordinated Lender shall be subrogated to, or be entitled to any assignment of any Senior Debt or evidence of any evidence of Senior Debt or any collateral security therefor until all Senior Debt is indefeasibly paid and satisfied in full. Each Subordinated Lender hereby waives any and all rights to have any collateral security or any part thereof granted to the Senior Lender marshaled in any Insolvency Proceedings or upon any foreclosure or other disposition of such collateral security by the Senior Lender or otherwise. The Senior Lender shall not be liable for any act or omission to act with respect to the Subordinated Debt or any failure to exercise any rights, powers or remedies with respect or any impairment of the Subordinated Debt that results, directly or indirectly, from the exercise by the Senior Lender of any of its rights, powers or remedies under this Agreement, the Loan Documents or under applicable law.

     SECTION 4 Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, United States (without giving effect to its laws of conflicts). Without limiting any rights Senior Lender may have under applicable law with respect to any legal action or proceeding, upon the payment in full of the Senior Debt and the termination of all commitments of Senior Lender to make advances to Borrower, each party hereto agrees that any legal action or proceeding with respect to any of its obligations under this agreement may be brought in any state court in Fulton County, State of Georgia, United States, or in any or federal court located in Fulton County, State of Georgia, United States. Subordinated Lender submits to and accepts, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of those courts. Subordinated Lender waives any claim that the State of Georgia is not a convenient forum or the proper venue for any such suit, action or proceeding. This Agreement may not be terminated, and shall continue in full force and effect, until the Senior Lender receives indefeasible payment in full in cash of all Senior Debt and any commitments of Senior Lender to extend credit under the Loan Documents have been terminated; may not be amended or modified except by a writing signed by the parties hereto and the Borrower; expresses the entire understanding of the parties hereto with respect to the subject matter hereof; and shall be binding upon the parties hereto and their respective heirs, executors, successors and assigns. All notices, requests and demands to or upon the parties to this Agreement shall be deemed to have been given or made when delivered by hand, or three (3) business days after the date when deposited in the mail, postage prepaid by registered or certified mail, return receipt requested, or, when sent by overnight courier, on the first business day after the day when delivered to such overnight courier. All such notices shall be addressed to the Senior Lender and the Subordinated Lenders as set forth below the signature lines to this Agreement, or to such other address as may be hereafter designated by written notice by the Senior Lender or the Subordinated Lenders to one another. The provisions of this Agreement are solely for the benefit of the Senior Lender, its successors and assigns, and to any person or entity which, with the Senior Lender’s concurrence, replaces financing provided by the Senior Lender, and there are no other parties whatsoever (including, without limitation, the Borrower, its successors and assigns) who are intended to be benefited in any manner whatsoever by this Agreement.
     IN WITNESS WHEREOF, the parties have signed, sealed and delivered this Agreement on the day and year first written above.

SELLER: [______________________________]
By:
Name:
Title
Notice Address:

[Signatures Continue on Following Page]

SENIOR LENDER: WACHOVIA BANK, NATIONAL ASSOCIATION
By:
Name:
Title
Notice Address:

ACKNOWLEDGEMENT AND AGREEMENT BY BORROWER
     ASSURANCEAMERICA CORPORATION (including each of its successors and assigns, the “Borrower”), hereby agrees to the terms, conditions and provisions of the attached Subordination Agreement, provided, however, that the Borrower agrees that it is not a party to such Subordination Agreement and does not have any rights, powers or remedies under such Subordination Agreement except as expressly set forth under Section 4 thereof; provided, however, the Borrower agrees to take such actions as may be reasonably requested by the Senior Lender that may be necessary or desirable in their opinion to effect the terms, conditions and provisions of such Subordination Agreement.

ASSURANCEAMERICA CORPORATION
By:
Name:
Title

Exhibit 4.3
Compliance Certificate
ASSURANCEAMERICA
Financial Covenants
For the Period Ending 9/30/2009
(1) Borrower shall maintain a Minimum Net Worth of not less than $12,000,000.00 for the 9-30-09 period and $12,000,000 plus 50% of each quarter’s Net Income beginning with the quarter ending 12-31-09 to be measures and reviewed at the end of each fiscal quarter of Borrower thereafter.

Quarter Ended
9/30/2008
Total Assets
Less: Total Liabilities

Net Worth

Covenant Threshold — Minimum	$12,000,000
In Compliance	No
(2) Borrower shall maintain a minimum Fixed Charge Coverage Ratio of no less than 1.35x, to be measured at the end of each fiscal quarter based on a four quarter rolling basis.

Rolling
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	4-QTR
	12/31/2008	3/31/2009	6/30/2009	9/30/2009
Net Income					$—
Plus: Interest Expense					$—
Plus: Taxes					$—
Plus: Rent Expense					$—
Plus: Non-Recurring Charges
Plus/Minus: Extraordinary gains and losses
Plus: Other Non-Cash Expenses

(A) Cash Flow for Debt Service	$—	$—	$—	$—	$—

Interest Expense					$—
Plus: CMLTD					$—
Plus: Rent Expense					$—
(B) Total Debt Service	$—	$—	$—	$—	$—

Cash Flow divided by Debt Service (A)/(B)	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!

Covenant Threshold — Minimum					1.5

In Compliance?					#DIV/0!
In accordance with the requirements of that certain Loan Agreement (“Agreement”) dated July 17, 2009 between AssuranceAmerica Corporation a Georgia corporation (the “Borrower”) and Wachovia Bank National Association (the “Bank”), the undersigned officer(s), based upon my (our) review of the consolidated and consolidating balance sheets and statements of income of the Borrower the (quarter, fiscal) year), ending                                         , Do Hereby Certify That:
(1) We are in compliance with the following financial covenants, (capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Agreement.)
(2) To the best of my (our) knowledge, Borrower has kept, observed, performed, and fulfilled each and every undertaking contained in the Agreement and is not at this time in default in the observance or performance of any terms or conditions of the Agreement, on the date hereof, except as follows: None (if none, so state)
(3) And, no Event of Default has occurred and is continuing that, with the giving of notice or the passage of time or both, would be an Event of Default, on the date hereof, except as follows: None (if none, so state)
(4) AAIC is in compliance with all applicable statutory capital, surplus and net premium-to-surplus ratio requirements.
Without limiting the generality of the foregoing, Borrower is solvent as of the date hereof
I (we) further certify to you that:
No material adverse change has occurred in either the financial condition or the business of the Borrower since the date of the Agreement and and that all representations and warranties set forth within the Agreement are true as of the date hereof.
During the period noted above, Borrower has not changed its name, its place of business, principal executive officers, nor become a surviving corporation in a merger, nor has it changed the places where the collateral is located.
Executed this                      day of

By:
Title:

Exhibit 4.3 continued
Compliance Certificate Worksheet
ASSURANCEAMERICA CORPORATION
Financial Covenants
For each Period ending 12-31-09 and thereafter
(1) Borrower shall maintain a Minimum Net Worth of not less than $12,000,000.00 for the 9-30-09 period and $12,000,000 plus 50% of each quarter’s Net Income beginning with the quarter ending 12-31-09 to be measures and reviewed at the end of each fiscal quarter of Borrower thereafter.

Quarter Ended
12/31/2009
Total Assets
Less: Total Liabilities

Net Worth	$—

Covenant Threshold — Minimum	$12,000,000
Plus 50% of Net Income for the prior fiscal quarte	$—
(Commencing December 31, 2009)	$12,000,000
Covenant Threshold — Minimum	$12,000,000

In Compliance	No
(2) Borrower shall maintain a minimum Fixed Charge Coverage Ratio of no less than 1.35x, to be measured at the end of each fiscal quarter based on a four quarter rolling basis.

Rolling
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	4-QTR
	3/31/2009	6/30/2009/	9/30/2009	12/31/2009
Net Income					$—
Plus: Interest Expense					$—
Plus: Taxes					$—
Plus: Depreciation/Amort.
Minus: Non financed CAPEX					$—

(A) Cash Flow for Debt Service	$—	$—	$—	$—	$—

Interest Expense					$—
Plus: Taxes
Plus: CMLTD					$—
Plus: Restricted Payments					$—
(B) Total Debt Service	$—	$—	$—	$—	$—

Cash Flow divided by Debt Service (A)/(B)	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!

Covenant Threshold — Minimum					1.35

In Compliance?					#DIV/0!
In accordance with the requirements of that certain Loan Agreement (“Agreement”) dated July 17, 2009 between AssuranceAmerica Corporation a Georgia corporation (the “Borrower”) and Wachovia Bank National Association (the “Bank”), the undersigned officer(s), based upon my (our) review of the consolidated and consolidating balance sheets and statements of income of the Borrower the (quarter, fiscal) year), ending                     , Do Hereby Certify That:
(1) We are in compliance with the following financial covenants, (capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Loan Agreement.)
(2) To the best of my (our) knowledge, Borrower has kept, observed, performed, and fulfilled each and every undertaking contained in the Loan Agreement and is not at this time in default in the observance or performance of any terms or conditions of the Loan Agreement, on the date hereof, except as follows: None (if none, so state)
(3) And, no Event of Default has occurred and is continuing that, with the giving of notice or the passage of time or both, would be an Event of Default, on the date hereof, except as follows: None (if none, so state)
(4) AAIC is in compliance with all applicable statutory capital, surplus and net premium-to-surplus ratio requirements.
Without limiting the generality of the foregoing, Borrower is solvent as of the date hereof
I (we) further certify to you that:
No material adverse change has occurred in either the financial condition or the business of the Borrower since the date of the Loan Agreement and and that all representations and warranties set forth within the Loan Agreement are true as of the date hereof.
During the period noted above, Borrower has not changed its name, its place of business, principal executive officers, nor become a surviving corporation in a merger, nor has it changed the places where the collateral is located.
Executed this 30th day of

By:
Title:

EXHIBIT 4.11(b)
Form of Pledge Supplement
SUPPLEMENT TO PLEDGE AGREEMENT
     ASSURANCEAMERICA CORPORATION (the “Pledgor”) executed and delivered to WACHOVIA BANK, N. A. (the “Bank”) that certain Pledge Agreement dated July 17, 2009 (as amended, the “Pledge Agreement”; capitalized terms not defined herein have the meanings set forth in the Pledge Agreement). The Pledgor has obtained additional securities, investment properties and general intangibles listed on Exhibit A to be pledged to the Bank as a part of the Pledged Collateral and, as collateral security for payment in full of the Obligations, Pledgor hereby pledges, hypothecates, collaterally assigns and delivers unto Bank, and grants to Bank a lien on, upon, and in all of the following: (a) the securities, investment properties and general intangibles listed on Exhibit A attached hereto, the proceeds thereof and any earnings thereon, and (b) any cash, options, instruments, shares or securities, dividends, distributions, rights or other property at any time and from time to time receivable or otherwise distributable in respect of, in exchange for, or in substitution of, any and all such securities described in clause (a), together with the proceeds thereof (all of the foregoing being hereinafter collectively called the “Additional Pledged Collateral”) and agrees that the Additional Pledged Collateral shall constitute Pledged Collateral for all purposes under the terms of the Pledge Agreement. Upon the execution hereof, (i) any securities, investment properties and general intangibles now or hereafter included in the Additional Pledged Collateral (hereinafter called the “Additional Pledged Securities”) shall be accompanied by duly executed transfer powers, as applicable, in blank and by such other instruments or documents as Bank or its counsel may reasonably request, and (ii) all other property comprising part of the Additional Pledged Collateral shall be delivered to Bank and accompanied by proper instruments of assignment duly executed by Pledgor and by such other instruments or documents as Bank or its counsel may reasonably request and agrees that the Additional Pledged Securities shall constitute Pledged Securities for all purposes under the terms of the Pledge Agreement. At any time after an Event of Default, Bank, at its option, may have any and all Additional Pledged Securities registered in its name or that of its nominee, and Pledgor hereby covenants that, upon Bank’s request, Pledgor will cause the issuer of the Additional Pledged Securities to effect such registration.
     IN WITNESS WHEREOF, the parties hereto have caused this Pledge Agreement to be executed effective as of the date first above written.

ASSURANCEAMERICA CORPORATION
By:
Name:
Title:
[SEAL]

WACHOVIA BANK, N.A.
By:
Name:
Title:
[SEAL]

EXHIBIT A
     [One hundred percent (100%)] [eighty percent (80%)] of the Membership Interests of each of the following, (collectively, the “Additional LLCs”): [                                                            ] (including but not limited to all rights of Pledgor as a member of the Additional LLCs whether arising under applicable law or any agreement of the Additional LLCs with Pledgor as a member of the Additional LLCs, including but not limited to the Operating Agreement of the Additional LLCs), the proceeds thereof and any earnings thereon, and any cash, options, instruments, shares or securities, dividends, distributions, rights or other property at any time and from time to time receivable or otherwise distributable in respect of, in exchange for, or in substitution of, any and all such securities, together with the proceeds thereof.

SCHEDULE 1.1
     “Acquisition” means the acquisition by Borrower of 100% of the equity of, or all or substantially all of the assets of, a Target Company, or 100% of the insurance licenses of a Target company.
     “Permitted Acquisition” means (a) any Acquisition to which the Lender shall have given its prior written consent (which consent may be in its sole discretion and may be given subject to such additional terms and conditions as the Lender shall establish) or (b) any other Acquisition with respect to which all of the following conditions are satisfied:
     (i) any capital stock issued or given as consideration in connection therewith shall be capital stock of the Borrower (other than Permitted Seller Shares);
     (ii) in the case of an Acquisition involving the acquisition of equity issued by a Target Company or a Subsidiary, immediately after giving effect to such Acquisition the Borrower has complied with, or has caused compliance with, Section 4.11 (b) hereof;
     (iii) the board of directors or equivalent governing body of the Person whose capital stock or business is acquired shall have approved such Acquisition, if required by applicable law (but provided in any event such Acquisition shall not be “hostile”);
     (iv) the Target Company has not generated negative EBITDA in excess of $100,000 for the last two fiscal years of such Target Company.
     (v) No Default or Event of Default shall have occurred and be continuing at the time of the consummation of such Permitted Acquisition or would exist immediately after giving effect thereto:
     (vi) The aggregate amount of consideration (including all debt assumed in connection therewith, but excluding earn-out obligations relating thereto, the “Acquisition Amount”) for all Acquisitions on a cumulative basis after the date of this Agreement shall not exceed $5,000,000.
     “Target Company” means a business substantially in the same line of business (or lines of business reasonably related thereto) conducted by Trustway Insurance Agencies, LLC and AssuranceAmerica Managing General Agency LLC on the date of this Agreement.

SCHEDULE 3.8
1.	The use of the name “AssuranceAmerica” has been claimed to infringe on the servicemark of another company which has registered the mark “AssureAmerica”. The Borrower was put on notice of this claim by letter dated . Although there have been discussions about a resolution, none have been finalized. Borrower may change its name as a result of such resolution, provided, however, that such name change shall not have a material adverse effect on the financial condition or business of Borrower.

SCHEDULE 5.1

		As of 6/30/2009

1.	Notes payable to Guy Millner — Chairman and CEO	$1,124,734.22
2.	IDMI Note Payable for purchase of PTS system Code	$197,657.83
3.	First Choice Insurance, LLC [acquisition note]	$115,200.00
4.	Interest accrued but unpaid to Guy W. Millner	$60,678.00
5.	AssuranceAmerica Insurance Company —	$139,375.00
	Letter of Credit — Links Insurance

SCHEDULE 5.2
None.

SCHEDULE 5.3
None.

SCHEDULE 5.4
None.

SCHEDULE 5.5
None.

SCHEDULE 5.8
1.	Regions Bank for investment purposes but temporarily kept in a deposit account.